Exhibit 99.1

Snap-on Incorporated
401(k) Savings Plan
Financial Statements as of and for the
Years Ended December 31, 2020, and 2019,
Supplemental Schedule as of December 31, 2020,
and Report of Independent Registered
Public Accounting Firm

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

NOTE:
All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Retirement Plans Committee
Snap-on Incorporated 401(k) Savings Plan
Kenosha, WI
Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) as of December 31, 2020 and 2019, and the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2020 and 2019, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States.

Basis for Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplementary Information
The supplemental information in the accompanying schedule of assets (held at end of year) as of December 31, 2020, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information.

In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Wipfli LLP
Milwaukee, Wisconsin
June 25, 2021
We have served as the Plan’s auditor since 2009.

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2020 AND 2019

	2020	2019
ASSETS:
Investments:
Mutual funds and common collective trust funds	$761,473,310	$643,536,443
Snap-on common stock	33,290,495	36,500,788
Total investments	794,763,805	680,037,231

Receivables:
Notes receivable from participants	10,427,796	10,858,936
Company contributions	698,348	872,810
Employee contributions	—	12,499
Net assets from merged plans	—	12,200,133
Total receivables	11,126,144	23,944,378

Total Assets	805,889,949	703,981,609

Liability - accrued expenses	(81,088)	(76,045)

NET ASSETS AVAILABLE FOR BENEFITS	$805,808,861	$703,905,564

See notes to financial statements.

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

	2020	2019
INVESTMENT INCOME:
Net appreciation in fair value of investments	$104,349,829	$118,897,936
Interest and dividend income	8,067,976	8,021,227
Total investment income	112,417,805	126,919,163

Interest income on notes receivable from participants	611,901	595,353
CONTRIBUTIONS:
Participants	31,431,710	30,152,364
Company	9,763,676	9,304,880
Rollovers	2,711,097	2,586,865
Total contributions	43,906,483	42,044,109
Total increase	156,936,189	169,558,625

DEDUCTIONS:
Benefits paid to participants	(54,555,492)	(40,191,466)
Administrative expenses	(477,400)	(471,034)
Total deductions	(55,032,892)	(40,662,500)

NET INCREASE	101,903,297	128,896,125

TRANSFERS INTO PLAN	—	15,067,795
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	703,905,564	559,941,644
End of year	$805,808,861	$703,905,564
See notes to financial statements.

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

1.	DESCRIPTION OF PLAN

General - The following brief description of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) is provided for general information purposes only. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. Participants should refer to the Plan document for more complete information.

The Plan was adopted effective January 1, 1992, and amended and restated January 1, 2016. The purpose of the Plan is to provide eligible employees an opportunity to accumulate savings on a tax-advantage basis.

Plan Administration - The Plan’s assets are held by T. Rowe Price Trust Company (“T. Rowe Price” or the “Trustee”). Participant contributions and Snap-on Incorporated (“Snap-on” or the “Company”) matching contributions are remitted to the Trustee. The Trustee invests cash received, interest and dividend income and makes distributions to participants. The Plan is administered by the Company and T. Rowe Price Retirement Plan Services, Inc.
Eligibility - Substantially all full time domestic employees of the Company and its subsidiaries who have attained age 18 are eligible to participate in the Plan. Substantially all temporary domestic employees and its subsidiaries who have attained age 21 with one year of service are also eligible to participate in the Plan. Exempt and non-exempt Sturtevant Richmont U.S. employees became eligible to participate in the Plan as of December 2, 2019. The U.S. employees of Challenger Lifts, Pro-Cut, Car-O-Liner, and Norbar became eligible to participate in the Plan as of January 1, 2020. AutoCrib employees became eligible to participate in the Plan as of September 29, 2020.

Contributions - Eligible employees are able to make contributions to the Plan via wage deferral agreements. The annual maximum contribution per participant is limited to the lesser of (a) the maximum Section 401(k) contribution allowed under the Internal Revenue Code (“IRC”); or (b) 50% of the participant’s compensation (10% for highly compensated employees). In addition, participants age 50 and older are allowed to make catch-up contributions, subject to IRC limitations. Participants may also contribute distributions from other qualified plans (“rollovers”). Participants allocate their account balances between various investment options including mutual funds, common collective trust funds and Snap-on common stock.

Participants meeting certain criteria, as defined in the Plan document, are automatically enrolled at 3% of their pay 30 days after their hire date. Qualified participants are also eligible for a matching contribution (“Company Match”) in amounts determined at the discretion of the Company. Company Match contributions for each eligible participant were made in 2020 and 2019 at each pay period in an amount equal to 50% of the eligible participant’s Section 401(k) contributions, not to exceed a maximum of 6% of the eligible participants’ pay. Eligible Sturtevant Richmont employees hired prior to December 2, 2019 are eligible for a match equal to 100% of up to 5% of the participant’s contributions. Eligible Challenger Lifts employees hired prior to January 1, 2020 are eligible for a match equal to the maximum of 50% up to 6% of the participant’s contributions or 100% of the participant’s contributions not to exceed $1,900. Eligible Pro-Cut employees hired prior to January 1, 2020 are eligible for a match equal to 100% of the first 4% of the participant’s contributions. Eligible Norbar employees hired prior to January 1, 2020 are eligible for a match equal to 50% up to 6% of the participant’s contributions. Eligible AutoCrib employees hired prior to September 29, 2020 are eligible for a match equal to 100% of the first 3% and 50% of the next 2% of the participant’s contributions. Eligible Car-O-Liner employees hired prior to January 1, 2020 receive a Company contribution of 10% of the participant’s eligible compensation. A Company contribution is made on an annual basis for participants employed at Mitchell Repair Information Company (“Mitchell”), a subsidiary of the Company, at the rate of 2% of such participants’ annual pay.

Funding - The Company remits participant elective contributions, Company Match and Company contributions as soon as practicable after the elective contributions have been withheld from participant wages; the 2% annual Mitchell contribution is remitted annually.

Participant Accounts - Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant contributions, Company Match, and Company contributions, when applicable, and allocation of plan earnings (losses). Each participant’s account is also charged with withdrawals and, if applicable, an allocation of administrative expenses. Participants are entitled to their vested account balance.

In-Plan Roth Conversion was added to the Plan in 2020. This allows eligible participants to convert vested non-Roth 401(k) accounts into Roth 401(k) contributions.

Vesting - Participants are 100% vested in their contributions and actual earnings thereon. Participants become fully vested in the Company Match and Company contributions as follows:

Years of Service	Vested Percentage
Less than 1	0%
1	25%
2	50%
3	75%
4 or more	100%

Participants also become fully vested in the Company Match and Company contributions upon attainment of normal retirement age, disability or death. Company Match and Company contributions from merged plans were vested under their respective plan provisions prior to their merger into the Plan with the exception of eligible Challenger Lift participants whose transferred company match was vested according to the above schedule. Company Match and Company contributions received after the merger for all merged plans will vest according to the above schedule with the exception of participants who had three or more years of service under the Norbar plan will fully vest under the Snap-on Plan.

Forfeited Accounts - At December 31, 2020 and 2019, forfeited non-vested accounts totaled $171,157 and $228,073, respectively. These accounts will be used to reduce future Company contributions or to pay administrative expenses. During the years ended December 31, 2020 and 2019, Company contributions were reduced by forfeited non-vested accounts totaling $264,228 and $223,580, respectively.
Impact of The Coronavirus Aid, Relief, and Economic Security (CARES) Act – The CARES Act was signed into law on March 27, 2020. Plan Management implemented features for the CARES Act - Coronavirus distributions, loan payment suspensions and Required Minimum Distribution waivers – that were effective through December 31, 2020. These features were intended to reduce financial hardship on associates due to the impact of the coronavirus pandemic.

Notes Receivable from Participants - Participant notes are limited to 50% of the participant’s account balance, not to exceed $50,000. The minimum note amount is $1,000 and participants may have only one note outstanding at any particular time. The notes bear interest at the prime rate, as published on the last business day of the month of note issuance, plus 1%, with a maximum note term of five years for personal notes or generally 15 years for mortgage notes. The Sturtevant Richmont Plan, which was merged into the Plan, allowed up to a 30-year term for mortgage notes. A participant may have more than one loan outstanding if such loans were originated under the Car-O-Liner Company 401(k) Plan and Trust, Challenger Lifts, Inc. 401(k) Savings Plan or Pro-Cut International, LLC 401(k) Plan and transferred in-kind from such plans in a plan-to-plan transfer to the Plan.

Payment of Benefits - On separation of service due to termination, death, disability or retirement, a participant (or beneficiaries, in the case of death) may elect to be paid in the form of a single lump sum, installments or a partial distribution. Age 59-½ and hardship in-service withdrawals are also available.

Administrative Expenses - Fees of $11.00 per participant are deducted from participant accounts each calendar quarter to help offset Plan administrative expenses. Loan fees, distribution/withdrawal fees, express mail fees, fund expenses and private investment management fees are paid by the participant. Some administrative expenses, such as Plan investment management/consulting fees and auditing fees, may be paid by the Company.

Plan Mergers – On December 1, 2019 net assets of $2,867,662 for the Sturtevant Richmont Plan (Ryeson Corporation Profit Sharing Plan) were merged into the Plan. On December 31, 2019 net plan assets of $5,199,457, $3,747,601, $2,941,391 and $311,684 were merged into the Plan from Challenger Lifts, Inc 401(k) Savings Plan, Pro-Cut International, LLC 401(k) Plan, Car-O-Liner Company 401(k) Plan and Trust and Norbar Torque Tools Inc 401(k) Plan, respectively.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates - The preparation of financial statements in conformity with GAAP requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates and are subject to change in the near term.
Investment Valuation and Income Recognition - The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s Retirement Plans Committee determine the Plan’s valuation policies utilizing information provided by the investment advisers, trustee and insurance company. See Note 3 for a discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the Plan’s gains and losses on investments bought, sold and held during the year.

Fair Value Measurement - The fair value measurement hierarchy prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority (“Level 1”) to unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority (“Level 3”) to unobservable inputs. Fair value measurements primarily based on observable market information are given a “Level 2” priority.
Payment of Benefits - Benefits paid to participants are recorded based on vested participant account balances as of the date of distribution. At both December 31, 2020 and 2019, there were no benefit requests awaiting payment.
Notes Receivable from Participants - Notes receivable from participants are recorded at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant notes are reclassified as distributions based upon the terms of the Plan document. No allowance for credit losses has been recorded as of December 31, 2020 or 2019. If a participant ceases to make note repayments and the Plan administrator deems the participant note to be in default, the participant note balance is reduced and a benefit payment is recorded.
Risks and Uncertainties - The Plan utilizes various investment securities including mutual funds, common collective trust funds and Snap-on common stock. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and those changes could materially affect the amounts reported in the statements of net assets available for benefits.

3.	FAIR VALUE MEASUREMENTS

Common collective trust funds are stated at the Net Asset Value (“NAV”) per share or unit multiplied by the number of shares or units held as of the measurement date, as reported by the fund managers and based on the value of the underlying investments. Common collective trust funds with underlying investments in fully benefit-responsive investment contracts (“FBRICs”) are stated at NAV as reported by the fund manager based on the value of underlying assets, which may include FBRICs stated at contract value. These investments are measured at fair value using the NAV per share (or its equivalent) practical expedient and have not been classified in the fair value hierarchy. The common collective trust funds provide for daily participant redemptions by the Plan at reported NAV per share, with no advance notice requirement. There are no unfunded commitments and no redemption restrictions.

Shares of mutual funds and Snap-on common stock are valued at quoted per share or unit market prices for which an official close or last trade pricing on an active exchange is available and are categorized as Level 1 in the fair value hierarchy.

The columns labeled “Investments Measured at NAV” in the following tables reflect certain investments that are measured at fair value using the NAV per share (or its equivalent) practical expedient and have not been categorized in the fair value hierarchy. The fair value amounts presented in these tables are intended to permit a reconciliation of the fair value hierarchy to the amounts presented in the statements of net assets available for benefits.

The following is a summary, by asset category, of the fair value inputs of the Plan assets as of December 31, 2020:

	Level 1	Investments Measured at NAV	Total
Common collective trusts	$—	$481,476,227	$481,476,227
Mutual funds	279,997,083	—	279,997,083
Snap-on common stock	33,290,495	—	33,290,495
Total	$313,287,578	$481,476,227	$794,763,805

The following is a summary, by asset category, of the fair value inputs of the Plan assets as of December 31, 2019:

	Level 1	Investments Measured at NAV	Total
Common collective trusts	$—	$386,289,616	$386,289,616
Mutual funds	257,246,827	—	257,246,827
Snap-on common stock	36,500,788	—	36,500,788
Total	$293,747,615	$386,289,616	$680,037,231

The following table sets forth additional disclosures of the Plan’s investments whose fair value is provided by the fund manager using NAV per share as of December 31, 2020 and 2019:

	2020 Fair Value	2019 Fair Value
Common collective trusts:
Stable value fund	$83,538,320	$64,908,918
Fixed income funds	42,789,611	34,303,462
Target date funds	294,614,002	241,773,534
Mid cap equity funds	20,394,282	19,138,610
Small cap equity fund	40,140,012	26,165,092
Total	$481,476,227	$386,289,616

4.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.

5.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service (“IRS”) has determined and informed the Company that the Plan and related trust were designed in accordance with the applicable regulations of the IRC. The Company and the Plan administrator continue to believe that the Plan is currently designed and operating in compliance with the applicable requirements of the IRC and that the Plan and related trust continue to be tax-exempt.

6.	RELATED-PARTY AND PARTY-IN-INTEREST TRANSACTIONS

As of December 31, 2020 and 2019, the Plan held 194,522 shares and 215,471 shares, respectively, of Snap-on common stock valued at $33,290,495 and $36,500,788, respectively. During the years ended December 31, 2020 and 2019, Plan purchases of Snap-on common stock totaled $8,622,847 and $6,903,588, respectively, and Plan sales of Snap-on common stock totaled $12,984,859 and $11,022,217, respectively. These investments, as well as the transactions in these investments, qualify as party-in-interest transactions, which are exempt from the prohibited transactions of ERISA. The Plan also invests in common collective trust funds and mutual funds managed by the Plan’s Trustee.

Fees incurred by the Plan for investment fund management expenses related to party-in-interest transactions are included in net appreciation in fair value of the investment. Additional party-in-interest transactions include payments for recordkeeping, consulting and other administrative expenses that are made to various service providers. The above party-in-interest transactions, as well as notes receivable from participants, are not considered prohibited transactions by statutory exemptions under ERISA regulations.

******

SUPPLEMENTAL SCHEDULE FURNISHED
PURSUANT TO
DEPARTMENT OF LABOR’S RULES AND REGULATIONS

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i – SCHEDULE OF ASSETS (HELD AT END OF YEAR)
EIN: 39-0622040 Plan Number: 005
AS OF DECEMBER 31, 2020

(a)	(b) Identity of Issuer/ Description of Investment	(d) Cost	(e) Current Value
	COMMON COLLECTIVE TRUSTS:
*	T. Rowe Price Stable Value Fund	**	$83,538,320
	Prudential Core Plus Bond Fund	**	32,696,005
	BlackRock U.S. Debt Index Fund	**	10,093,606
*	T. Rowe Price Retirement Balanced Active Trust	**	127,865
*	T. Rowe Price Retirement 2005 Active Trust	**	888,747
*	T. Rowe Price Retirement 2010 Active Trust	**	2,491,442
*	T. Rowe Price Retirement 2015 Active Trust	**	7,607,865
*	T. Rowe Price Retirement 2020 Active Trust	**	40,413,435
*	T. Rowe Price Retirement 2025 Active Trust	**	61,949,956
*	T. Rowe Price Retirement 2030 Active Trust	**	53,214,764
*	T. Rowe Price Retirement 2035 Active Trust	**	39,096,645
*	T. Rowe Price Retirement 2040 Active Trust	**	26,352,967
*	T. Rowe Price Retirement 2045 Active Trust	**	24,332,841
*	T. Rowe Price Retirement 2050 Active Trust	**	22,589,202
*	T. Rowe Price Retirement 2055 Active Trust	**	11,117,351
*	T. Rowe Price Retirement 2060 Active Trust	**	4,430,922
*	T. Rowe Price Mid Cap Value Trust	**	5,631,286
*	T. Rowe Price Mid Cap Growth Trust	**	14,762,996
*	T. Rowe Price New Horizons Trust	**	40,140,012
	MUTUAL FUNDS:
	JPMorgan U.S. Equity Fund	**	19,427,767
	DFA US Small Cap Value Fund	**	7,736,793
	Vanguard FTSE All World ex-U.S. Index Fund	**	21,370,028
	Vanguard Institutional Index Fund	**	101,098,378
	Vanguard Growth Index Fund	**	53,389,159
	Vanguard Small Cap Index Fund	**	23,119,490
	Vanguard Mid Cap Index Fund	**	46,625,108
	Vanguard Value Index, Admiral	**	2,325,219
	Vanguard Emerging Markets Fund	**	3,634,868
*	T. Rowe Price Prime Reserve Fund	**	372,629
*	T. Rowe Price U.S. Treasury Money Fund	**	897,644
*	SNAP-ON INCORPORATED COMMON STOCK	**	33,290,495
*	NOTES RECEIVABLE FROM PARTICIPANTS (Interest rates ranging from 4.25% to 8.75%; maturing 2021 to 2044)	-0-	10,427,796

	TOTAL ASSETS (Held at end of year)		$805,191,601

*	Denotes party-in-interest.
**	Cost information not required for participant directed investments.

See accompanying report of independent registered public accounting firm.